Exhibit 10.8

Execution Version

VOTING AGREEMENT

dated

7 October 2024

by

MYT HOLDING LLC

MYT Holding

and

MYT NETHERLANDS PARENT B.V.

Company

Baker & McKenzie Amsterdam N.V.

Attorneys at law, Tax advisors and Civil-law notaries

Claude Debussylaan 54

1082 MD Amsterdam

The Netherlands
www.bakermckenzie.nl

Voting Agreement

This agreement (the “Agreement”) is dated 7 October 2024

Between

(1)	MYT Holding LLC, a limited liability company organized and existing under the laws of Delaware, United States of America, having its registered office at 251 Little Falls Drive Wilmington, Delaware 19808, United States of America and registered with the Secretary of State of the State of Delaware under number 7375244 (“MYT Holding”); and

(2)	MYT Netherlands Parent B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with registered number 74988441, having its registered office at Einsteinring 9, 85609 Aschheim/Munich, Germany (the “Company”).

MYT Holding and the Company hereinafter also collectively referred to as the “Parties” and each individually also as a “Party”.

Background

A.	At the date of this Agreement, MYT Holding is the majority shareholder of the Company and its American Depositary Shares on the date of this Agreement are listed on the New York Stock Exchange under the ticker symbol “MYTE” (the “MyT Shares”).

B.	On or about the date of this Agreement, the Company intends to enter into a share purchase agreement (the “SPA”) with Richemont Italia Holding S.p.A., a company incorporated in Italy with registered number 08158020969 and whose registered office is at Via Benigno Crespi 26, Milan, Italy (“Richemont”), in connection with the proposed acquisition of 100% of the shares in Yoox Net-A-Porter Group S.p.A., a joint stock company (società per azioni) incorporated under the laws of Italy, having its registered office at Via Morimondo 17, Milan, 20143, Italy, fiscal code, VAT no. and registration with the Companies’ Register of Milano, Monza-Brianza, Lodi no. 02050461207 (“YNAP”), and in exchange for the acquisition of the YNAP shares, the Company shall issue a certain number of shares in its share capital to Richemont (the “Transaction”).

C.	As part of the Transaction, it is contemplated that, at Completion (as defined in the SPA), the Company and Richemont enter into a relationship agreement (the “Relationship Agreement”), pursuant to which, among others, Richemont shall have the right to nominate one (1) individual for appointment as a member of the Company’s supervisory board (the “Richemont Nominee”), subject to the terms and conditions of such Relationship Agreement.

D.	Pursuant to the SPA, Richemont shall have the right to nominate a Richemont Nominee prior to Completion (the “Initial Richemont Nominee”), with the appointment of the Initial Richemont Nominee to take effect from Completion.

E.	Richemont intends to nominate an individual to serve as the Initial Richemont Nominee or the Richemont Nominee (as applicable).

F.	Members of the Company’s supervisory board are appointed by a resolution to that effect of the general meeting of shareholders (“General Meeting”) pursuant to article 23.1 of the Company’s articles of association.

G.	It is contemplated that items will be placed on the agenda on future General Meetings with regards to the appointment of the Richemont Nominee or the Initial Richemont Nominee (as applicable) as a member of the Company’s supervisory board, subject to Completion (as defined in the SPA) occurring (a “Proposed Resolution”).

H.	MYT Holding has agreed to enter into this Agreement to undertake with the Company to vote in favour of all Proposed Resolutions, upon the terms and subject to the conditions set forth in this Agreement.

IT IS AGREED as follows:

1.	Undertaking

1.1	Subject to and conditional upon the nomination by Richemont of an individual for appointment to the Company’s supervisory board being made in accordance with the terms and conditions of:

(i)	clause 4.18 of the SPA, in respect of the nomination by Richemont of the Initial Richemont Nominee, or

(ii)	the Relationship Agreement (in the form attached to the SPA as in effect on the date of this Agreement), including such individual satisfying the standards set forth in Section 3.3 of the Relationship Agreement, in respect of the nomination by Richemont of a Richemont Nominee following Completion;

MYT Holding hereby undertakes to the Company to vote in person or by proxy at any General Meeting in which a Proposed Resolution is placed on the agenda and to cast or procure that all votes attaching to any and all shares in the capital of the Company held directly or indirectly by or on behalf of MYT Holding, insofar as the voting rights attached to such shares are vested in the holder of such shares, are cast:

(a)	in favour of the Proposed Resolution;

(b)	against any resolution or proposal to adjourn such General Meeting prior to a vote being taken on the Proposed Resolution; and

(c)	against any resolution or proposal to dismiss the Initial Richemont Nominee or a Richemont Nominee (and to not submit a proposal to dismiss such individual), unless in accordance with the Relationship Agreement (in the form attached to the SPA as in effect on the date of this Agreement).

1.2	The undertakings by MYT Holding contained in Section 1.1 in relation to the appointment of Richemont’s Nominee or the Initial Richemont Nominee (as applicable) shall lapse (and neither Party shall have any claims against the other save in respect of any breach of such undertakings) immediately upon the earlier of (i) Richemont, together with its affiliates, ceasing to own (a) at least 10% of the then-outstanding shares of the Company as a direct result of a Disposal (as defined in the Relationship Agreement) by Richemont or its affiliates that takes its ownership below such threshold or (b) at least 5% of the then-outstanding shares of the Company for any reason, or (ii) the right of Richemont to nominate an individual for appointment as a member of the Company’s supervisory board otherwise expiring in accordance with the relevant provisions of the Relationship Agreement (in the form attached to the SPA as in effect on the date of this Agreement).

2.	Miscellaneous

2.1	No Assignment

This Agreement is personal to the Parties and accordingly a Party may not assign or transfer any rights or obligations arising under this without the prior written consent of the other Party, in respect of which each Party may decide in its own discretion, provided that each Party may assign or transfer any rights or obligations arising under this Agreement without the prior written consent of the other Parties to its affiliates.

2.2	Transfer of MYT Shares

MYT Holding undertakes that it shall not transfer any share in the capital of the Company to an affiliate of MYT Holding unless (a) such affiliate has undertaken to the Company to be bound by this Agreement as if references to MYT Holding included that affiliate and (b) without prejudice to clause (a), MYT Holding shall procure that any transferee subsidiary who owns any share in the capital of the Company complies with this Agreement as if references to MYT Holding included that transferee subsidiary. For the avoidance of doubt, the preceding sentence does not apply to any transfer of shares in the capital of the Company to a party that is not an affiliate of MYT Holding. For these purposes an affiliate means any person or entity who or which, directly or indirectly, controls, is controlled by, or is under common control with, MYT Holding, where “control” (together with its correlative meanings, “controlled by” and “under common control with”) means, with respect to any person or entity, the possession, directly or indirectly, of power to direct or cause the direction of management, business, activities or policies of such person or entity (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise).

2.3	Costs and Expenses

Any costs, charges and expenses incurred by MYT Holding in relation to the negotiation, preparation and execution of this Agreement will be borne by the Company, unless explicitly agreed otherwise in this Agreement.

2.4	No Rescission

To the extent permitted by law, the Parties waive their rights, if any, to in whole or in part annul, rescind, suspend or dissolve this Agreement.

2.5	Severability

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

Each Party agrees that it will negotiate in good faith to replace any provision of this Agreement which may be held unenforceable with a provision which is enforceable and which is as similar as possible in substance to the unenforceable provision.

2.6	No Third Party rights

Except as expressly provided in this Agreement, this Agreement is intended solely for the benefit of the Parties hereto and is not intended to confer any benefits upon, or create any rights in favour of, any person other than the Parties hereto.

2.7	No Waiver

No delay or omission by a Party in the exercise of any power or right under this Agreement will impair such power or right or be construed as a waiver thereof or of the event giving rise to such power of right and no waiver of any past event shall be construed to be a waiver of any power or right accruing to a Party by reason of any future event.

2.8	Entire Agreement

This Agreement is intended to embody the final, complete and exclusive agreement between the Parties relating to the subject matter and supersedes any prior negotiations, agreements or understandings, whether written or oral.

2.9	Amendment

This Agreement shall not be amended or supplemented except in writing when duly signed by authorised signatories of each Party.

2.10	Remedies

Each Party acknowledges and agrees that each Party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the Parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that, as the sole remedy for breaches of this Agreement, each of the Parties shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

2.11	Counterparts

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

3.	Governing law and jurisdiction

3.1	This Agreement and any contractual or non-contractual obligations arising out of or in connection to it, is governed by and shall be construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware.

3.2	EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, CLAIM, CONTROVERSY OR MATTER BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE RELATIONSHIPS ESTABLISHED AMONG SUCH PERSONS BY THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

3.3	Any dispute arising out of or in connection to this Agreement (including any disputes relating to any non-contractual obligations arising out of or in connection with this Agreement) shall be brought solely in the court of chancery of the State of Delaware located in Wilmington, Delaware or, but only to the extent the Delaware Court of Chancery declines jurisdiction, the State or Federal Court located in Wilmington, Delaware (the “Chosen Courts”) The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to: (i) the laying of venue of any proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in the Chosen Courts; or (ii) that any such proceeding brought in the Chosen Courts has been brought in an inconvenient forum. Each Party agrees that a final judgment in any proceeding brought in the Chosen Courts shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Signature page to follow

SIGNATORIES

This Agreement has been signed by the Parties (or their duly authorised representatives) on the date stated on the first page of this Agreement.

MYT Holding LLC

/s/ Christopher Bryan
Name:	Christopher Bryan
Position:	Authorized Officer

[Signature Page to Voting Agreement]

MYT Netherlands Parent B.V.

/s/ Michael Kliger
Name:	Michael Kliger
Position:	Chief Executive Officer & Managing Director

/s/ Martin Beer
Name:	Martin Beer
Position:	Chief Financial Officer & Managing Director

[Signature Page to Voting Agreement]